UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported):  October 28, 2025

DLH Holdings Corp.
(Exact name of Registrant as Specified in its Charter)

New Jersey	0-18492	22-1899798
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)
3565 Piedmont Road, NE, Building 3, Suite 700
Atlanta, GA 30305
(Address of Principal Executive Offices, and Zip Code)

(770) 554-3545
Registrant's telephone number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	DLHC	Nasdaq	Capital Market

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:
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☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.
DLH Holdings Corp. (the “Company”) hereby reports certain preliminary financial information for the fiscal year ended September 30, 2025. Total debt at fiscal year-end was $131.6 million, compared to $154.6 million as of September 30, 2024, reflecting a total reduction of $23.0 million during fiscal 2025, including $10.7 million in the fourth quarter. As a result of the Company’s focus on managing its working capital, all mandatory amortization payments for fiscal 2026 have been fully satisfied.

As the Company has not completed its year end annual close procedures and the audit of its 2025 financial statements is not complete, the financial information presented in this press release is preliminary, subject to final year end closing adjustments and may change materially. The information presented above has not been audited by the Company’s independent accountants, should not be considered a substitute for audited financial statements, and should not be regarded as a representation by the Company as to the actual financial results for the fiscal year ended September 30, 2025.

The information furnished pursuant to Item 2.02 of this Current Report, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events.
Head Start Contract Update
As previously disclosed, the Company performs monitoring, evaluation and compliance services for the Office of Head Start (“OHS”). The contract term for these services ends on October 31, 2025. Through the third quarter of fiscal 2025, the revenue earned on this contract was $28.4 million, representing approximately 10.7% of total revenues for the fiscal year to date.

As also previously disclosed, the policies of the Biden administration promoted unbundling and setting aside contracts for small businesses. OHS conducted a competitive procurement for renewal of the services we have been performing, which was set aside for qualifying small businesses. In response to this procurement, we partnered with qualified small businesses to submit proposal responses. Our small business partners have been informed that their proposals were not selected by OHS.

Due to the ongoing Government shutdown, it is unclear whether protests from unsuccessful bidders are under consideration. However, effective upon the completion of the current contract term on October 31, 2025, we will transition services to the new contractors and will no longer be providing services to OHS. Our pursuit of new business to increase our revenue base remains our strategy for mitigating the impact of this transition.

CMOP Contract Update

As previously reported, the Company continues to perform as a prime contractor in support of the Department of Veteran Affairs (“VA”) Consolidated Mail Outpatient Pharmacy (“CMOP”) program during the VA's ongoing acquisition evaluation. Effective October 28, 2025, the Company has been awarded a sole-source Indefinite Quantity/Indefinite Delivery (“IDIQ”) contract to continue providing pharmacy and logistic services. The IDIQ has a ceiling value of $90.0 million and a maximum performance period through April 2027.

The Company was awarded task orders under this IDIQ for the four locations which have not yet transitioned to a small business prime contractor pursuant to the VA’s acquisition process. Initially, we expect the quarterly revenue associated with these locations to be approximately $28 million, in line with current revenue volumes on this contract. Until the VA has completed its procurement and transition processes, the Company expects to continue providing pharmacy and logistics services at these locations.

All statements in this Current Report on Form 8-K that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” These statements represent DLH’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors many of which are outside DLH’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in DLH’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and any updating information in subsequent SEC filings. DLH disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise, except as required by law.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DLH Holdings Corp.

By: /s/ Kathryn M. JohnBull

Name: Kathryn M. JohnBull
Title: Chief Financial Officer

Date: October 30, 2025